Exhibit 99.1

LAKELAND BANCORP ANNOUNCES COMPLETION OF “AT-THE-MARKET”

OFFERING OF COMMON STOCK

Oak Ridge, NJ—December 14, 2016. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp” or the “Company”), the parent company of Lakeland Bank, announced that it had successfully completed an at-the-market common stock issuance. A total of 2,739,650 shares of the Company’s common stock were sold at a weighted average price of $18.25, representing gross proceeds to the Company of approximately $50.0 million. Net proceeds from the transaction, after the sales commission and other expenses, are expected to be approximately $48.5 million.

The Company entered into an At Market Issuance Sales Agreement with Keefe, Bruyette & Woods, a Stifel Company, who acted as the Distribution Agent in connection with the offering.

About the Company

As of September 30, 2016, the Company had consolidated total assets of $4.90 billion, total loans and leases of $3.79 billion, deposits of $3.94 billion and stockholders’ equity of $498.7 million. Lakeland Bank currently operates 52 New Jersey branch offices in Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex and Union counties; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications.

Forward-Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Lakeland Bancorp does not assume any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President & CEO

Joseph F. Hurley

EVP & CFO

973-697-2000